Exhibit 5.1
October 2, 2009
Commercial Barge Line Company
1701 E. Market Street
Jeffersonville, Indiana 47130
American Commercial Lines Inc.
American Commercial Lines LLC
ACL Transportation Services LLC
Jeffboat LLC
c/o Commercial Barge Line Company
1701 E. Market Street
Jeffersonville, Indiana 47130
Ladies and Gentlemen:
     We are acting as counsel to Commercial Barge Line Company, a Delaware corporation (the “Company”), American Commercial Lines Inc., a Delaware corporation (“American Commercial Lines”), American Commercial Lines LLC, a Delaware limited liability company (“ACL LLC”), ACL Transportation Services LLC, a Delaware limited liability company (“ACLTS”), and Jeffboat LLC, a Delaware limited liability company (“Jeffboat” and, together with American Commercial Lines, ACL LLC and ACLTS, the “Guarantors”), in connection with the registration statement on Form S-4 (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of up to $200,000,000 aggregate principal amount of the Company’s 12 1/2% Senior Secured Notes due July 15, 2017 (the “Exchange Notes”) and the related irrevocable and unconditional guarantee of the Exchange Notes by the Guarantors (the “Exchange Guarantee”) pursuant to an Indenture dated as of July 7, 2009 (the “Indenture”) among the Company, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) in exchange for like amounts of the Company’s outstanding 12 1/2% Senior Secured Notes due July 15, 2017 (the “Original Notes”) and the related irrevocable and unconditional guarantee of the Original Notes by the Guarantors (the “Original Guarantee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies

Commercial Barge Line Company
October 2, 2009

(including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the applicable provisions of (i) the Delaware General Corporation Law, as amended, (ii) the Limited Liability Company Act of the State of Delaware and (iii) the laws of the State of New York, (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Delaware General Corporation Law, as amended”, “the Limited Liability Company Act” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws.
     Also, with your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture and the Guarantee have been duly authorized, executed and delivered by each of the parties thereto other than the Company and the Guarantors, that the Exchange Notes and Guarantee endorsed thereon conform to the specimens thereof examined by us, and that the Trustee’s certificate of authentication of the Exchange Notes has been manually signed by one of the Trustee’s authorized officers.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) due delivery to the Company of the Original Notes and to the Guarantors of the Original Guarantee in exchange for the Exchange Notes and the Exchange Guarantee as specified in the Registration Rights Agreement entered into by the Company and the Guarantors in connection with the issuance of the Original Notes and the Original Guarantee, and (iii) the due execution, issuance, delivery and authentication of the Exchange Notes and the Exchange Guarantee, as provided in the Indenture, the Exchange Notes and the Exchange Guarantee will constitute valid and binding obligations of the Company and the Guarantors, respectively.
     The opinions expressed in the above paragraph with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Exchange Notes are considered in a proceeding in equity or at law).

Commercial Barge Line Company
October 2, 2009

     This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
HOGAN & HARTSON LLP